Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
- Announced Over $2 Billion in Capital Commitments in 2025 at a Weighted Average 8.9% Initial Yield -
- Establishes Guidance for Full Year 2026 -

NEW YORK, NY – February 25, 2026 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2025. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Fourth Quarter 2025 Financial and Operating Highlights
•Total revenues increased 3.8% year-over-year to $1.0 billion
•Net income attributable to common stockholders decreased 1.6% year-over-year to $604.8 million and, on a per share basis, decreased 2.8% year-over-year to $0.57 due to the impact of the change in the CECL allowance for the quarter ended December 31, 2025
•AFFO increased 6.8% year-over-year to $642.5 million and, on a per share basis, increased 5.6% year-over-year to $0.60
•Weighted average shares outstanding increased 1.2% year-over-year
•Ended the year with $563.5 million in cash and cash equivalents, $44.5 million in short-term investments and $243.3 million of estimated available forward sale equity proceeds
•Announced an agreement to acquire 100% of the land, real property and improvements of seven casino properties in Nevada from Golden Entertainment for $1.16 billion
•Announced an agreement to enter into a lease with an affiliate of funds managed by Clairvest related to the real property of MGM Northfield Park in Northfield, Ohio in connection with MGM's pending sale of the operations at MGM Northfield Park
•Combined the individual leases with PENN Entertainment (the Greektown Lease and the Margaritaville Lease) into one master lease for both properties with no change in the aggregate amount of rent collected by VICI
Full Year 2025 Financial and Operating Highlights
•Total revenues increased 4.1% year-over-year to $4.0 billion
•Net income attributable to common stockholders increased 3.6% year-over-year to $2.8 billion and, on a per share basis, increased 2.1% year-over-year to $2.61, with the increase partially offset by the change in the CECL allowance for the year ended December 31, 2025
•AFFO attributable to common stockholders increased 6.6% year-over-year to $2.5 billion and, on a per share basis, increased 5.1% year-over-year to $2.38
•Announced approximately $2.1 billion in capital commitments at a weighted average initial yield of 8.9% in 2025 and deployed capital in every month
•Increased annualized cash dividend by 4.0% in the third quarter, representing the Company's eighth consecutive annual dividend increase since the Company's IPO in 2018

CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “We are proud to have announced several new partnerships in 2025 that we believe position the company well for sustained future growth. In February 2025, we announced the establishment of a long-term strategic relationship with Cain and Eldridge Industries through our $450.0 million investment in the One Beverly Hills development project. In May, we initiated our first partnership with Red Rock Resorts, one of the premier gaming operators, providing $510.0 million in delayed draw term loans for the development of North Fork Mono Casino & Resort in Madera, California. In October, we welcomed Clairvest as our future 14th tenant following the announcement of their pending acquisition of operations at MGM Northfield Park. In November, we announced a $1.16 billion sale-leaseback of seven casino properties in Nevada with Golden Entertainment and Blake Sartini, a highly respected gaming operator, which will add our 15th tenant when the transaction closes, which is expected later this year. Each of these partnerships - Cain and Eldridge, Red Rock Resorts, Clairvest, and Golden - represent important additions to VICI's roster of partners. As we have consistently emphasized, our company has been built on developing strategic partnerships, and the relationships forged in 2025 are emblematic of this enduring strategic ethos.
Fourth Quarter 2025 Financial Results
Total Revenues
Total revenues were $1.0 billion for the quarter, an increase of 3.8% compared to $976.1 million for the quarter ended December 31, 2024. Total revenues for the quarter included $130.9 million of non-cash leasing and financing adjustments and $18.9 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $604.8 million for the quarter, or $0.57 per share, compared to $614.6 million, or $0.58 per share, for the quarter ended December 31, 2024. The year-over-year decline in net income attributable to common stockholders was primarily related, on an absolute basis, to the $58.7 million aggregate change in the CECL allowance from the quarter ended December 31, 2024 to the quarter ended December 31, 2025.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $604.8 million for the quarter, or $0.57 per share, compared to $614.6 million, or $0.58 per share, for the quarter ended December 31, 2024. The year-over-year decline in FFO attributable to common stockholders was primarily related, on an absolute basis, to the $58.7 million aggregate change in the CECL allowance from the quarter ended December 31, 2024 to the quarter ended December 31, 2025.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $642.5 million for the quarter, an increase of 6.8% compared to $601.3 million for the quarter ended December 31, 2024. AFFO per share was $0.60 for the quarter compared to $0.57 per share for the quarter ended December 31, 2024.

Full Year 2025 Financial Results
Total Revenues
Total revenues were $4.0 billion for the year, an increase of 4.1% compared to $3.8 billion for the year ended December 31, 2024. Total revenues for the year included $524.2 million of non-cash leasing and financing adjustments and $77.5 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $2.8 billion for the year, or $2.61 per share, compared to $2.7 billion, or $2.56 per share, for the year ended December 31, 2024. The year-over-year increase in net income attributable to common stockholders was partially offset, on an absolute basis, by the $51.2 million aggregate change in the CECL allowance from the year ended December 31, 2024 to the year ended December 31, 2025.
Funds from Operations
FFO attributable to common stockholders was $2.8 billion for the year, or $2.61 per share, compared to $2.7 billion, or $2.56 per share, for the year ended December 31, 2024. The year-over-year change in FFO attributable to common stockholders was primarily related, on an absolute basis, to the $51.2 million aggregate change in the CECL allowance from the year ended December 31, 2024 to the year ended December 31, 2025.
Adjusted Funds from Operations
AFFO attributable to common stockholders was $2.5 billion for the year, an increase of 6.6% compared to $2.4 billion for the year ended December 31, 2024. AFFO per share was $2.38 for the year, an increase of 5.1%, compared to $2.26 per share for the year ended December 31, 2024.
Fourth Quarter and Full Year 2025 Acquisitions, Portfolio and Subsequent Activity
Acquisitions and Investment Activity
In 2025, the Company announced approximately $2.1 billion in capital commitments at a weighted average initial yield of 8.9%. These investments include: (i) the initial $450.0 million mezzanine loan investments related to the development of One Beverly Hills, a landmark 17.5-acre luxury mixed-use development in Beverly Hills, California ("One Beverly Hills"), (ii) the up to $510.0 million in delayed draw term loans for the development of the North Fork Mono Casino & Resort ("North Fork"), and (iii) the $1.16 billion sale-leaseback of seven Golden Entertainment, Inc. (NASDAQ: GDEN) ("Golden") casino properties.
On February 19, 2025, the Company announced the establishment of a strategic relationship with Cain and Eldridge Industries, pursuant to a non-binding letter of intent, dedicated to investing in high-growth, experience-driven real estate. The letter of intent expresses the parties' shared intention to work collaboratively to identify and pursue experiential investment opportunities that meet each party's investment objectives. The collaboration launched with VICI's $300.0 million investment into a mezzanine loan related to the development of One Beverly Hills. Thereafter, on June 23, 2025, the Company increased its investment by $150.0 million for a total investment of $450.0 million. The mezzanine loan has an initial maturity in March 2026 and has one 12-month extension option subject to certain conditions. VICI funded the investments with a combination of cash on hand and drawing down funds under the existing Revolving Credit Facility (as defined below).
On April 4, 2025, the Company provided a commitment of up to $510.0 million of a $725.0 million delayed draw term loan facility (the "Term Loan Arrangement") to the North Fork Rancheria Economic Development Authority, a wholly owned entity of the North Fork Rancheria of Mono Indians of California. Proceeds from the Term Loan Arrangement are being used for the development of North Fork located near Madera, California, which is being developed and managed by affiliates of Red Rock Resorts, Inc. (NASDAQ: RRR) ("Red Rock Resorts"). Upon completion, North Fork is expected to feature approximately 2,400 slot machines, 40 table games, two restaurants, three bars, a food hall and a small retail offering. This transaction marks the Company's first investment with Red Rock Resorts, a premier gaming, development, and management company with extensive experience in regional gaming and entertainment, including Native American gaming development and management. The Term Loan Arrangement consists of a $340.0 million Term Loan A, of which the Company has committed up to $125.0 million, and a $385.0 million Term Loan B, of which the Company has committed up to the full $385.0 million, for a total VICI commitment of up to $510.0 million. The Term Loan A has a term of five years and the Term Loan B has a term of six years. The project is expected to continue to be funded in accordance with a construction draw schedule with cash on hand.
On November 6, 2025, the Company announced an agreement to acquire 100% of the land, real property and improvements of seven casino properties from Golden for $1.16 billion and to enter into a triple-net master lease (the “Golden Master Lease”) with a newly formed entity that will be owned and controlled by Blake L. Sartini, current chairman and chief executive officer of Golden ("Golden OpCo"), which entity will acquire the operating business of Golden in connection with the closing of the transaction. The Golden Master Lease will have an initial total annual rent of $87.0 million, representing an acquisition cap rate of 7.5%, and an initial term of 30 years, with four 5-year tenant renewal options. Rent under the Golden Master Lease will escalate annually at 2.0% beginning in Lease Year 3. The obligations of Golden OpCo under the Golden Master Lease will be guaranteed by a holding company that will be owned and controlled by Mr. Sartini and will own all of the gaming and operating assets of Golden following closing of the transaction, with additional credit support provided by financial covenants within the Golden Master Lease. Pursuant to the Master Transaction Agreement, Golden shareholders will receive approximately 24.3 million shares of newly issued VICI stock in exchange for all outstanding shares of Golden stock, which represents an agreed-upon exchange ratio of 0.902 per share of Golden’s common stock based on VICI’s 10-day volume weighted average price as of November 5, 2025, as well as cash consideration that is payable by an affiliate of the Golden OpCo. In connection with the transaction, VICI will assume and immediately retire Golden’s outstanding $426 million of debt using a combination of cash on hand, net proceeds available pursuant to outstanding forward sale agreements and/or drawing down funds available under the Revolving Credit Facility. The Company does not expect to require additional financing, including capital markets activity, to complete the transaction. The transaction is expected to close in mid-2026, subject to the approval of a majority of the outstanding shares of Golden stockholders, as well as customary closing conditions and regulatory approvals.
Other Portfolio Activity
On October 16, 2025, the Company announced that, in connection with MGM Resorts International's (NYSE: MGM) ("MGM Resorts") agreement to sell the operations of MGM Northfield Park ("Northfield Park") located in Northfield, Ohio, to an affiliate of funds managed by Clairvest Group, Inc. (TSX: CVG) ("Clairvest"), VICI has agreed to enter into a new triple-net lease with an affiliate of Clairvest with respect to the real property of Northfield Park (the "Northfield Park Lease") and an amendment to the Master Lease between VICI and MGM Resorts (the "MGM Master Lease") to account for MGM Resorts' divestiture of the operations of Northfield Park. The Northfield Park Lease will have an initial annual base rent of $53.0 million, (or $54.0 million, if closing occurs on or after May 1, 2026 to reflect the 2.0% annual escalation provided for in the MGM Master Lease). Upon closing, the Northfield Park Lease will begin a new 25-year lease term with three 10-year tenant renewal options, with other economic terms substantially similar to the MGM Master Lease, including escalation of 2.0% per annum (with escalation equal to the greater of 2.0% and the change in CPI (capped at 3.0%) beginning at the same time as the MGM Master Lease in 2032) and a minimum capital expenditure requirement equal to 1.0% of annual net revenue. The Northfield Park Lease will be guaranteed by an affiliate of funds managed by Clairvest that will own the operations of Northfield Park. The transaction is subject to customary closing conditions and regulatory approvals and is expected to be completed in the first half of 2026.
On December 4, 2025, the Company combined the individual leases with PENN Entertainment, Inc. (NASDAQ: PENN) ("PENN") with respect to the Hollywood Casino at Greektown (the "Greektown Lease") in Detroit, Michigan, and the Margaritaville Resort Casino (the "Margaritaville Lease") in Bossier City, Louisiana, into one master lease for both properties (the "PENN Master Lease"). The PENN Master Lease has total annual rent equal to $80.7 million (the "Combined Rent"), representing the combined annual rent amounts under the Greektown Lease and the Margaritaville Lease as of December 4, 2025. There was no change to the aggregate amount of rent collected by VICI. Annual rent escalation on the Combined Rent will occur on June 1 of each year based on the following construct: on June 1, 2026, the Combined Rent will escalate at a fixed 1.0%, and beginning on June 1, 2027, and for each year thereafter, the Combined Rent will escalate at 1.0% if the minimum net revenue to rent ratio (the "Minimum Ratio") is achieved. The Minimum Ratio will be set as of June 1, 2026, and will be based on the sum of net revenues generated by the two assets over the performance period from June 1, 2025 to May 31, 2026, divided by the Combined Rent. The PENN Master Lease has an initial term ending on May 23, 2034 with four 5-year tenant renewal options. The existing guarantor under the Greektown Lease and Margaritaville Lease remains the same with PENN continuing to guarantee all obligations of the tenants under the PENN Master Lease.
Fourth Quarter 2025 and Full Year 2025 Capital Markets and Subsequent Activity
On February 3, 2025, the Company entered into a new $2.5 billion multicurrency unsecured revolving credit facility (the “Revolving Credit Facility”) replacing the prior unsecured revolving credit facility of the same size. The Revolving Credit Facility matures on February 3, 2029 and can be extended for two successive six-month terms or one twelve-month term. The Company has an option to (i) increase the revolving loan commitments by up to $1.0 billion, and (ii) add one or more tranches of term loans of up to $2.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.
On April 7, 2025, VICI Properties L.P., a subsidiary of the Company, issued notes comprised of (i) $400.0 million in aggregate principal amount of 4.750% senior notes due 2028 and (ii) $900.0 million in aggregate principal amount of 5.625% senior notes due 2035 (together, the "April 2025 Notes"). The weighted average interest rate for the April 2025 Notes is 5.356%, and the adjusted weighted-average interest rate, after taking into account the impact of forward-starting interest rate swaps and treasury locks, is 5.342%. The Company used the net proceeds of the April 2025 Notes offering to redeem its then-outstanding (i) $500.0 million in aggregate principal amount of 4.375% senior notes due May 2025, (ii) $799.4 million in aggregate principal amount of 4.625% senior exchange notes due June 2025, and (iii) $0.6 million in aggregate principal amount of 4.625% senior notes due June 2025.
During the year ended December 31, 2025, the Company settled a total of 12,101,372 shares under the outstanding ATM forward sale agreements (including those entered into in 2024) in exchange for approximately $375.7 million of aggregate net proceeds at an average forward price per share of $31.05.
During the year ended December 31, 2025, the Company sold a total of 7,835,973 shares under its ATM program subject to forward sale agreements at a weighted average gross forward price per share of $32.43 for an aggregate value of $254.2 million.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

(In thousands)
Common Stock Outstanding	2025	2024	2023
Beginning Balance January 1	1,056,367	1,042,703	963,097
Issuance of common stock upon physical settlement of forward sale agreements	12,101	13,195	79,066
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	343	469	540
Ending Balance December 31	1,068,811	1,056,367	1,042,703
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Year Ended December 31,
(In thousands)	2025	2024	2023
Determination of shares:
Weighted-average shares of common stock outstanding	1,062,006	1,046,740	1,014,513
Assumed conversion of restricted stock	501	482	784
Assumed settlement of forward sale agreements	186	453	480
Diluted weighted-average shares of common stock outstanding	1,062,693	1,047,675	1,015,777
Balance Sheet and Liquidity
As of December 31, 2025, the Company had approximately $17.1 billion in total debt and approximately $3.2 billion in liquidity, comprised of: (i) $563.5 million in cash and cash equivalents, (ii) $44.5 million in short-term investments, (iii) $243.3 million in estimated proceeds available through the physical settlement of the 7,750,000 shares subject to the outstanding forward sale agreements and (iv) $2.4 billion of availability under the Revolving Credit Facility.

The Company’s outstanding indebtedness (shown in USD) as of December 31, 2025 was as follows:

($ in millions)	December 31, 2025
Revolving Credit Facility
USD Borrowings	$—
CAD Borrowings(1)	120.2
GBP Borrowings(1)	22.2
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
4.750% Notes Due 2028	400.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2031	750.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2035	900.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding, Face Value	$14,092.4
MGM Grand/Mandalay Bay CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding, Face Value	$17,092.4
Cash & Cash Equivalents	$563.5
Short-Term Investments	$44.5
Net Debt	$16,484.4
(1) Based on applicable exchange rates as of December 31, 2025.
Dividends
On December 4, 2025, the Company declared a regular quarterly cash dividend of $0.45 per share, representing a 4.0% increase year-over-year. The Q4 2025 dividend was paid on January 8, 2026 to stockholders of record as of the close of business on December 17, 2025 and totaled in aggregate approximately $480.8 million.

2026 Guidance
The Company is providing preliminary AFFO guidance for the full year 2026. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2026 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2026 will be between $2,590 million and $2,625 million, or between $2.42 and $2.45 per diluted share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s full-year 2026 guidance:

For the Year Ending December 31, 2026 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$2,590	$2,625
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.42	$2.45
Estimated Weighted Average Share Count for the Year (in millions)	1,069.9	1,069.9

The above per share estimates reflect the dilutive effect of the pending 7,750,000 shares related to the outstanding forward sale agreements as calculated under the treasury stock method. VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on the Company’s website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and the Company’s other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, February 26, 2026 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 270177. An audio replay of the conference call will be available from 1:00 p.m. ET on February 26, 2026 until midnight ET on March 5, 2026 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 474695.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on February 26, 2026, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading operators in other experiential sectors, including Cabot, Cain, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including inflation, interest rate changes and volatility, tariffs and trade barriers, supply chain disruptions, changes in consumer spending, consumer confidence levels, unemployment levels, governmental action (including significant layoffs or reductions in force among federal government employees or a prolonged U.S. federal government shutdown), and depressed real estate prices resulting from the severity and duration of any downturn or recession in the U.S. or global economy; our ability to successfully pursue and consummate transactions, including investments in, and acquisitions of, real estate and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our pending and completed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments, and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any pending or future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connection with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund strategy; our decision and ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; the credit risk of our tenants and borrowers in connection with the rental and other obligations owed to us under applicable leases, related guarantees, or loan agreements, including risks distinct to our lending activities with respect to development and construction loans in non-stabilized properties; our dependence on the gaming industry, which is characterized by, among other things, a high degree of competition, extensive regulation, and sensitivity to changes in consumer behavior and discretionary spending; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities, including developments relating to the regulation of emerging alternative platforms; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance (at attractive interest rates, or at all), and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our pending and completed transactions; the impact of changes to tax laws and regulations, including U.S. federal income tax laws, state tax laws or global tax laws; the impact of changes in governmental or regulatory actions and initiatives; the possibility of adverse tax consequences as a result of our pending and completed transactions, including pursuant to tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending and completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters or other severe weather events, war or conflict, geopolitical uncertainty, tariffs and trade barriers, public health conditions, uncertainty or civil unrest, violence or terrorist activities or threats on our properties, or in areas where our properties are located and changes in economic conditions or heightened travel security, and any measures instituted in response to these events; the impact of reduced travel demand or increased costs of travel affecting visitation and operating performance at the properties operated by our tenants, particularly in destination markets such as Las Vegas; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; the risks related to us or our tenants not having adequate insurance to cover potential losses; the potential impact on the amount of our cash distributions if we determine to sell or divest any of our properties in the future or are unable to redeploy capital returned from investments at attractive rates, or at all; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time, including our reliance on distributions received from our subsidiaries, including VICI OP, to make such distributions to our stockholders; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with GAAP. These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), we define FFO as VICI’s net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate VICI’s performance. We calculate VICI’s AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other gains (or losses), deferred income tax expenses and benefits, other non-recurring non-cash transactions, and non-cash adjustments attributable to non-controlling interests with respect to certain of the foregoing.
We calculate VICI’s Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), current income tax expense and adjustments attributable to non-controlling interests.
These non-GAAP financial measures: (i) do not represent VICI’s cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to VICI’s net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to VICI’s cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of VICI’s financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,706,563	$23,581,101
Investments in leases - financing receivables, net	18,697,133	18,430,320
Investments in loans and securities, net	2,525,457	1,651,533
Land	148,002	150,727
Cash and cash equivalents	563,479	524,615
Short-term investments	44,484	—
Other assets	1,039,050	1,030,644
Total assets	$46,724,168	$45,368,940

Liabilities
Debt, net	$16,773,241	$16,732,889
Accrued expenses and deferred revenue	238,715	217,956
Dividends and distributions payable	486,259	461,954
Other liabilities	1,003,366	1,004,340
Total liabilities	18,501,581	18,417,139

Stockholders’ equity
Common stock	10,688	10,564
Preferred stock	—	—
Additional paid in capital	24,898,868	24,515,417
Accumulated other comprehensive income	121,031	144,574
Retained earnings	2,767,053	1,867,400
Total VICI stockholders’ equity	27,797,640	26,537,955
Non-controlling interests	424,947	413,846
Total stockholders’ equity	28,222,587	26,951,801
Total liabilities and stockholders’ equity	$46,724,168	$45,368,940
_______________________________________________________
Note: As of December 31, 2025 and December 31, 2024, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $919.2 million, $769.9 million, $56.4 million and $23.9 million, respectively, and $802.7 million, $737.1 million, $25.0 million, and $20.6 million, respectively, of Allowance for credit losses.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues
Income from sales-type leases	$534,650	$524,691	$2,125,367	$2,068,443
Income from lease financing receivables, loans and securities	448,768	420,738	1,763,494	1,662,889
Other income	18,883	19,472	77,479	77,422
Golf revenues	10,789	11,151	39,776	40,451
Total revenues	1,013,090	976,052	4,006,116	3,849,205

Expenses
General and administrative	19,317	20,691	65,082	69,109
Depreciation	963	992	3,637	4,125
Other expenses	18,883	19,472	77,479	77,422
Golf expenses	6,994	6,747	26,730	26,895
Change in allowance for credit losses	153,084	94,428	177,887	126,720
Transaction and acquisition expenses	241	2,839	7,729	4,567
Total expenses	199,482	145,169	358,544	308,838

Interest expense	(210,233)	(208,121)	(843,614)	(826,097)
Interest income	4,492	4,079	14,363	16,095
Other gains (losses)	1,866	(189)	2,658	581
Income before income taxes	609,733	626,652	2,820,979	2,730,946
Benefit from (provision for) income taxes	4,558	(2,447)	(2,435)	(9,704)
Net income	$614,291	$624,205	$2,818,544	$2,721,242
Less: Net income attributable to non-controlling interests	(9,524)	(9,611)	(43,051)	(42,432)
Net income attributable to common stockholders	$604,767	$614,594	$2,775,493	$2,678,810

Net income per common share
Basic	$0.57	$0.58	$2.61	$2.56
Diluted	$0.57	$0.58	$2.61	$2.56

Weighted average number of shares of common shares outstanding
Basic	1,068,343,727	1,054,993,118	1,062,006,448	1,046,739,537
Diluted	1,068,506,481	1,055,807,977	1,062,693,062	1,047,675,111

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income attributable to common stockholders	$604,767	$614,594	$2,775,493	$2,678,810
Real estate depreciation	—	—	—	—
FFO attributable to common stockholders	604,767	614,594	2,775,493	2,678,810
Non-cash leasing and financing adjustments	(130,947)	(134,869)	(524,187)	(537,708)
Non-cash change in allowance for credit losses	153,084	94,428	177,887	126,720
Non-cash stock-based compensation	4,437	4,538	16,195	17,511
Transaction and acquisition expenses	241	2,839	7,729	4,567
Amortization of debt issuance costs and original issue discount	17,428	18,692	72,337	71,592
Other depreciation	831	864	3,115	3,428
Capital expenditures	(299)	(1,064)	(1,238)	(3,007)
Other (gains) losses (1)	(1,866)	189	(2,658)	(581)
Deferred income tax (benefit) provision	(4,591)	1,206	(1,743)	5,439
Non-cash adjustments attributable to non-controlling interests	(558)	(78)	3,326	4,022
AFFO attributable to common stockholders	642,527	601,339	2,526,256	2,370,793
Interest expense, net	188,313	185,350	756,914	738,410
Current income tax expense	33	1,241	4,178	4,265
Adjustments attributable to non-controlling interests	(2,121)	(2,131)	(8,639)	(8,551)
Adjusted EBITDA attributable to common stockholders	$828,752	$785,799	$3,278,709	$3,104,917

Net income per common share
Basic	$0.57	$0.58	$2.61	$2.56
Diluted	$0.57	$0.58	$2.61	$2.56
FFO per common share
Basic	$0.57	$0.58	$2.61	$2.56
Diluted	$0.57	$0.58	$2.61	$2.56
AFFO per common share
Basic	$0.60	$0.57	$2.38	$2.26
Diluted	$0.60	$0.57	$2.38	$2.26
Weighted average number of shares of common stock outstanding
Basic	1,068,343,727	1,054,993,118	1,062,006,448	1,046,739,537
Diluted	1,068,506,481	1,055,807,977	1,062,693,062	1,047,675,111
____________________
(1) Represents non-cash foreign currency remeasurement adjustments and gain on sale of land.

VICI Properties Inc.
Revenue Detail
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Contractual income from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$139,586	$137,667	$552,653	$550,539
Caesars Las Vegas Master Lease	125,564	121,671	497,129	473,586
MGM Grand/Mandalay Bay Lease	80,598	79,018	321,338	315,038
The Venetian Resort Las Vegas Lease	75,545	70,838	300,854	270,281
PENN Master Lease (1)	20,178	19,919	80,266	79,647
Century Master Lease (excluding Century Canadian Portfolio)	12,321	11,318	49,284	44,231
Hard Rock Cincinnati Lease	12,192	11,864	47,784	46,487
EBCI Southern Indiana Lease	8,624	8,496	34,154	33,650
Income from sales-type leases non-cash adjustment (2)	60,042	63,900	241,905	254,984
Income from sales-type leases	534,650	524,691	2,125,367	2,068,443

Contractual income from lease financing receivables
MGM Master Lease	193,670	189,873	769,619	754,528
Harrah's NOLA, AC, and Laughlin (3)	44,296	43,948	175,345	177,379
Hard Rock Mirage Lease	23,409	22,950	93,636	91,800
JACK Entertainment Master Lease	18,039	17,772	72,067	71,001
CNE Gold Strike Lease	10,612	10,404	42,171	41,877
Lucky Strike Master Lease	8,232	8,032	32,526	31,732
Foundation Master Lease	6,184	6,123	24,736	24,492
Chelsea Piers Lease	6,000	6,000	24,000	24,000
PURE Master Lease	3,998	3,935	15,944	16,063
Century Canadian Portfolio (4)	3,157	3,091	12,604	12,626
Income from lease financing receivables non-cash adjustment(2)	70,944	71,037	282,451	282,943
Income from lease financing receivables	388,541	383,165	1,545,099	1,528,441
Contractual interest income
Senior secured notes	2,384	2,407	9,602	9,616
Senior secured loans	22,564	13,183	81,775	41,503
Mezzanine loans & preferred equity	35,497	22,051	127,748	83,548
Income from loans non-cash adjustment (2)	(218)	(68)	(730)	(219)
Income from loans and securities	60,227	37,573	218,395	134,448
Income from lease financing receivables and loans	448,768	420,738	1,763,494	1,662,889

Other income	18,883	19,472	77,479	77,422
Golf revenues	10,789	11,151	39,776	40,451
Total revenues	$1,013,090	$976,052	$4,006,116	$3,849,205
____________________
(1) On December 4, 2025, VICI and PENN combined the individual leases with PENN Entertainment (ie. the Greektown Lease and the Margaritaville Lease) into the PENN Master Lease for both properties. There was no change to the aggregate amount of rent collected by VICI. (2) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP. (3) Assets are part of the Caesars Regional Master Lease. (4) Assets are part of the Century Master Lease.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com

LinkedIn:
www.linkedin.com/company/vici-properties-inc

Press Release Category: Financial Results